EXHIBIT 99.2

SUMMARY OF COMPENSATION PROGRAM FOR DIGITAL RIVER, INC. EXECUTIVE OFFICERS

Compensation of Chief Executive Officer

          On March 5, 2009, upon recommendation of the Compensation Committee of the Board and in accordance with the terms of the Company’s previously adopted Performance Bonus Plan, the Board reviewed the performance of the Company’s Chief Executive Officer during the fiscal year ended December 31, 2008 and awarded Mr. Ronning an annual bonus in the amount of $361,856, which is equal to 64% of the maximum target bonus amount.  Mr. Ronning’s salary remains unchanged at $450,000 per year. In addition, Mr. Ronning received a grant of 180,000 performance-based shares, which will vest in accordance with the performance-based share program described below.

Compensation of Chief Financial Officer

          On March 5, 2009, upon recommendation of the Compensation Committee of the Board and in accordance with the terms of the Company’s previously adopted Performance Bonus Plan, the Board reviewed the performance of the Company’s Chief Financial Officer during the fiscal year ended December 31, 2008 and awarded Mr. Donnelly an annual bonus in the amount of  $192,990, which is equal to 64% of the maximum target bonus amount.  Mr. Donnelly’s salary remains unchanged at $300,000 per year. In addition, Mr. Donnelly received a grant of 90,000 performance-based shares, which will vest in accordance with the performance-based share program described below.

Compensation of Vice President and General Counsel

          On March 5, 2009, upon recommendation of the Compensation Committee of the Board and in accordance with the terms of the Company’s previously adopted Performance Bonus Plan, the Board reviewed the performance of the Company’s Vice President and General Counsel during the fiscal year ended December 31, 2008 and awarded Mr. Crudden an annual bonus in the amount of $80,412, which is equal to 64% of the maximum target bonus amount.  In addition, the Board awarded Mr. Crudden a discretionary bonus in the amount of $10,000.  Mr. Crudden’s salary remains unchanged at $250,000 per year.  In addition, Mr. Crudden received a grant of 45,000 performance-based shares, which will vest in accordance with the performance-based share program described below.

Vesting of Performance-Based Shares

          For the 2009 fiscal year, performance-based shares shall vest upon the attainment of performance goals related to revenue and operating income and, in the case of the executive officers, earnings per share in some circumstances. If, and only if, the performance goals are attained, the shares will vest 25% on the first anniversary of the date of grant, and 25% thereafter on the second, third and fourth anniversaries of the date of grant.  If the performance goals for fiscal year 2009 are not attained, then the performance-based shares will either be forfeited or the number of performance-based shares will be adjusted downward in proportion to the goals achieved.